EXHIBIT 99.1

ATWOOD OCEANICS ANNOUNCES CONTRACT FOR THE
ATWOOD CONDOR

Houston, Texas
October 17, 2011

FOR IMMEDIATE RELEASE

ATWOOD OCEANICS, INC., announced today that one of its subsidiaries has been awarded a drilling services contract by Hess Corporation for work in the Gulf of Mexico for the Atwood Condor, Atwood’s ultra-deepwater, dynamically positioned Friede & Goldman ExD Millennium semisubmersible drilling unit currently under construction at Jurong Shipyard Pte. Ltd. in Singapore.  The contract has a firm duration of 21 months, exclusive of the mobilization period from Singapore to the Gulf of Mexico, and includes two one-year options with pricing subject to mutual agreement.

The Atwood Condor is expected to be delivered from the shipyard in June 2012 and will mobilize to the Gulf of Mexico with expected arrival in September 2012.  The commitment for the Atwood Condor is expected to run until June 2014, excluding well in progress. With this contract, Atwood's total revenue backlog increases by $329 million to approximately $1.9 billion, excluding approximately $32 million in mobilization revenue.

Rob Saltiel, Atwood President and CEO, commented, “We are extremely pleased with the opportunity for the Atwood Condor to work with Hess Corporation in the Gulf of Mexico.  We look forward to demonstrating the Condor’s extensive capabilities as we contribute to our client’s success in the region.”

Atwood Oceanics, Inc., is an international offshore drilling contractor engaged in the drilling and completion of exploratory and developmental oil and gas wells.  The company currently owns ten mobile offshore drilling units located in the U.S. Gulf of Mexico, South America, the Mediterranean Sea, West Africa, Southeast Asia and Australia, and is constructing an ultra-deepwater semisubmersible, an ultra-deepwater drillship and three high-specification jack ups for deliveries in 2012 and 2013.   The company was founded in 1968 and is headquartered in Houston, Texas.  Atwood Oceanics, Inc. ordinary shares are traded on the New York Stock Exchange under the symbol “ATW”.

Contact: Mark L. Mey
(281) 749-7902

Statements contained in this press release with respect to the future, including the expected delivery of the vessel, arrival of the vessel and the length of the firm contractual commitment, are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements are subject to numerous risks, uncertainties and assumptions and actual results could differ materially from those anticipated as a result of various factors including: uncertainties related to the level of activity in offshore oil and gas exploration and development; oil and gas prices; competition and market conditions in the contract drilling industry; the risks inherent in the construction of a rig; delays in the commencement of operations of a rig following delivery; our ability to enter into and the terms of future contracts; possible cancelation or suspension of drilling contracts; the availability of qualified personnel; labor relations; operating hazards and risks; terrorism and political and other uncertainties inherent in foreign operations (including risk of war, civil disturbances, seizure or damage to equipment and exchange and currency fluctuations); the impact of governmental and industry laws and regulations; and environmental matters. These factors and others are described and discussed in our most recently filed annual report on Form 10-K, in our Forms 10-Q for subsequent periods and in our other filings with the Securities and Exchange Commission which are available on the SEC's website as www.sec.gov. Each forward looking statement speaks only as of the date of the particular statement and we undertake no duty to update the content of this press release or any forward-looking statement contained herein to conform the statement to actual results or to reflect changes in our expectations.